For the period ended 6/30/2001                              Series 9, 16, 17, 18
File No. 811-2429

Sub-Item 77C:  Submission of matters to a vote of security holders
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The definitive  Proxy Statement used in connection with USAA Mutual Fund,  Inc.,
Special Meeting of Shareholders on July 20, 2001 was filed with the Securiites and Exchange Commission and is hereby incorporated by reference.

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On July 20, 2001, a special meeting of shareholders was held to vote on a number of proposals. Shareholders of record on May 25, 2001, were entitled to vote on each proposal shown below. All proposals were approved by the shareholders.

The following proposals and voting results pertain to USAA Mutual Fund, Inc. (the Company). Votes shown for proposal 1 are for the entire series of the Company. Votes shown for proposals 5A and 5B are for the USAA S&P 500 Index Fund, a series of the Company.

PROPOSAL 1
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               Proposal to elect Directors as follows:

                                                                    VOTES
               DIRECTORS                        VOTES FOR           WITHHELD
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               Robert G. Davis                  2,715,058,284       40,108,336

               Christopher W. Claus             2,715,058,925       40,107,695

               David G. Peebles                 2,715,058,926       40,107,694

               Michael F. Reimherr              2,715,058,891       40,107,729

               Richard A. Zucker                2,715,058,603       40,108,017

               Barbara B. Dreeben               2,715,058,252       40,108,368

               Robert L. Mason, Ph.D.           2,715,058,603       40,108,017

               Laura T. Starks, Ph.D.           2,715,058,582       40,108,038

PROPOSAL 5A
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               Proposal to approve a subadvisory  agreement for the USAA S&P 500
               Index Fund.

               NUMBER OF SHARES VOTING
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                    FOR          AGAINST       ABSTAIN         BROKER NONVOTE
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                123,642,845     3,284,625     1,500,019            363,789

PROPOSAL 5B
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               Proposal to permit USAA Investment  Management  Company (IMCO) to change subadvisers for the USAA S&P 500 Index Fund without obtaining shareholder approval.

               NUMBER OF SHARES VOTING
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                    FOR           AGAINST       ABSTAIN        BROKER NONVOTE
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                121,131,197      5,627,313     1,668,979           363,789